Exhibit 99.1

Atlantic Coast Financial Corporation Completes Second-Step Conversion and $17.1 Million Stock Offering

JACKSONVILLE, Fla.--(BUSINESS WIRE)--February 3, 2011--Atlantic Coast Financial Corporation (the "Company") (NASDAQ: ACFC), the successor company to Atlantic Coast Federal Corporation ("Atlantic Coast Federal"), today announced the completion of the conversion from a mutual holding company structure to a stock holding company form of organization and related public offering. Atlantic Coast Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders. The Company sold a total of 1,710,857 shares of common stock in the subscription and community offerings, including 68,434 shares to the Atlantic Coast Financial Corporation employee stock ownership plan. All shares were sold at a purchase price of $10.00 per share.

Concurrent with the completion of the offering, shares of Atlantic Coast Federal's common stock owned by public stockholders were exchanged for 0.1960 shares of the Company's common stock. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering, the exchange and cash in lieu of fractional shares, the Company now has approximately 2,629,442 shares outstanding and a market capitalization of approximately $26.3 million.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Market on February 4, 2011, under the trading symbol "ACFCD" for a period of 20 trading days and will thereafter resume trading under the symbol "ACFC." Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about February 7, 2011. Stockholders of Atlantic Coast Federal holding shares in street name or in book-entry form will receive shares of the Company within their accounts. Stockholders of Atlantic Coast Federal holding shares in certificate form will be mailed a letter of transmittal on or about February 8, 2011, and will receive their shares of Company common stock and a check representing cash in lieu of fractional shares after submitting their stock certificates and a properly completed letter of transmittal to the Company's transfer agent.

In connection with the completion of the conversion, the Company's headquarters is now Jacksonville, Florida, which has been the focus of Atlantic Coast Bank's growth strategy.

Stifel, Nicolaus & Company, Incorporated acted as conversion advisor and marketing agent in the subscription and community offerings. Luse Gorman Pomerenk & Schick, P.C. acted as legal counsel to Atlantic Coast Federal, Atlantic Coast Federal, MHC, the Company and Atlantic Coast Bank.

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. Atlantic Coast Financial Corporation undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer